EXHIBIT 99.1

For More Information:
Ronald L. Thigpen	Andy Mus
Executive Vice President and COO	Senior Vice President
Southeastern Bank Financial Corp.	Marsh Communications LLC
706-481-1014	770-621-2700

Southeastern Bank Financial Corp. Reports
Second Quarter 2012 Earnings

AUGUSTA, Ga., July 27, 2012 – Southeastern Bank Financial Corp. (OTCBB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported quarterly net income of $3.4 million for the three months ended June 30, 2012, or $0.50 in diluted earnings per share, compared to $2.8 million, or $0.42 in diluted earnings per share, in the second quarter of 2011.

“We generated record earnings in the second quarter, nearly a 20 percent gain from a year ago,” said President and Chief Executive Officer R. Daniel Blanton. “We also grew core earnings, deposits, total assets and saw a slight increase in core loans while maintaining a stable credit quality. Our performance reflects the ongoing success of our focus on executing the fundamentals of banking and providing an unparalleled level of customer service.”

Total assets at June 30, 2012, were $1.7 billion, an increase of $51.4 million from Dec. 31, 2011. Loans outstanding at the end of the second quarter were $875.0 million, a decrease of $669 thousand from Dec. 31, 2011, and a decrease of $14.8 million from June 30, 2011. Total deposits were $1.4 billion at June 30, 2012, an increase of $15.8 million at Dec. 31, 2011, and an increase of $33.0 million from June 30, 2011. Cash and cash equivalents totaled $59.3 million at the end of the second quarter of 2012.

Net interest income for the second quarter of 2012 totaled $13.0 million, a slight increase from $12.9 million for the same period in 2011. Noninterest income for the second quarter totaled $5.0 million, a 6.4 percent increase from $4.7 million for the same period a year ago, resulting from higher mortgage origination volume. Noninterest expense was $11.2 million in the second quarter of 2012, an increase of 10.9 percent from $10.1 million a year ago, resulting primarily from higher commission and benefit expenses as well as other real estate losses, though occupancy and operating expenses declined slightly in comparison to the second quarter of 2011.

The net interest margin was 3.38 percent for the quarter-ended June 30, 2012, compared to 3.34 percent at the end of the first quarter of 2012, and 3.44 percent a year ago. Annualized return on average assets (ROA) was 0.82 percent for the second quarter of 2012, an increase of 12 basis points from the same period a year ago, and annualized return on average shareholder’s equity (ROE) was 10.92 percent, an increase of 16 basis points from the second quarter of 2011.

Nonperforming assets at June 30, 2012, were 2.63 percent of total assets, compared to 2.92 percent at March 31, 2012, 3.19 percent at December 31, 2011 and 2.29 percent at June 30, 2011.  Net charge-offs for the second quarter of 2012 totaled 0.97 percent of average loans on an annualized basis, compared to 0.78 percent annualized in the first quarter of 2012 and 0.85 percent annualized in the second quarter of 2011. The company held $7.8 million in OREO at June 30, 2012, compared to $6.2 million at December 31, 2011, and $8.6 million at June 30, 2011.

The company’s loan-loss provision expense was $1.9 million in the second quarter of 2012, compared to $2.2 million in the first quarter of 2012 and $3.4 million in the second quarter a year ago. The allowance for loan losses at June 30, 2012, was $29.6 million, or 3.49 percent of loans outstanding, compared to $29.0 million, or 3.43 percent of loans outstanding, at Dec. 31, 2011, and $28.4 million, or 3.25 percent of loans outstanding, at June 30, 2011.

Net income for the six months ended June 30, 2012, totaled $6.7 million, an increase of $1.6 million from the same period of 2011. Diluted earnings per share for the first six months of 2012 were $1.00, an increase of $0.24 per share earned from the same period a year ago.

Net interest income for the first six months of 2012 was $25.6 million, a 2.1 percent increase from $25.1 million in the first six months of 2011. Noninterest income was $10.3 million for the first six months of 2012, a 17.9 percent increase from $8.7 million in the same period of 2011. Noninterest expense was $22.2 million for the six-month period ended June 30, 2012, compared to $19.8 million in the same period in 2011.

“While we are very encouraged by our growth and profitability over the past two years, the state of the economy remains in flux, which is why we have built and maintained a “fortress” balance sheet.” said Blanton. “We will always position ourselves conservatively as we move forward.”

About Southeastern Bank Financial Corp.
Southeastern Bank Financial Corp. is the $1.7 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C. operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, GA. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded under the symbol SBFC on OTCQB.  Investors can find Real-Time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement – Forward-Looking Statements
Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of  geographic areas;  the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

	June 30,
	2012	December 31,
Assets	(Unaudited)	2011

Cash and due from banks	$53,499,901	$51,080,600
Interest-bearing deposits in other banks	5,820,026	18,760,812
Cash and cash equivalents	59,319,927	69,841,412
Available-for-sale securities	665,369,199	603,758,999
Loans held for sale	27,197,419	29,615,131
Loans	847,758,800	846,010,275
Less allowance for loan losses	29,551,983	29,045,876
Loans, net	818,206,817	816,964,399
Premises and equipment, net	26,787,235	27,608,118
Accrued interest receivable	6,507,878	6,246,880
Bank-owned life insurance	31,239,471	30,713,488
Restricted equity securities	5,399,000	5,086,000
Other real estate owned	7,772,867	6,208,720
Prepaid FDIC assessment	2,732,710	3,419,738
Deferred tax asset	11,523,343	12,723,238
Other assets	4,071,286	2,586,986
	$1,666,127,152	$1,614,773,109
Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$154,046,942	$147,196,034
Interest-bearing:
NOW accounts	348,627,779	346,235,936
Savings	483,101,422	471,727,749
Money management accounts	38,980,229	42,977,515
Time deposits over $100,000	284,014,164	286,318,774
Other time deposits	126,244,548	124,766,377
	1,435,015,084	1,419,222,385
Securities sold under repurchase agreements	663,789	700,798
Advances from Federal Home Loan Bank	66,000,000	39,000,000
Accrued interest payable and other liabilities	16,784,572	15,874,526
Subordinated debentures	21,546,646	22,946,646
Total liabilities	1,540,010,091	1,497,744,355
Stockholders' equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2012 and 2011, respectively	-	-
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,679,381 and 6,677,667 shares issued and outstanding in 2012 and 2011, respectively	20,038,143	20,033,001
Additional paid-in capital	62,803,611	62,767,133
Retained earnings	37,256,617	30,593,180
Accumulated other comprehensive income, net	6,018,690	3,635,440
Total stockholders' equity	126,117,061	117,028,754
	$1,666,127,152	$1,614,773,109

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Interest income:
Loans, including fees	$11,557,319	$12,826,525	$23,218,026	$25,454,773
Investment securities	4,422,010	4,509,850	8,667,075	8,829,754
Interest-bearing deposits in other banks	21,638	34,955	46,540	70,429
Total interest income	16,000,967	17,371,330	31,931,641	34,354,956
Interest expense:
Deposits	2,377,509	3,839,590	5,091,153	7,907,393
Securities sold under repurchase
agreements	7,486	1,616	8,670	3,274
Other borrowings	630,538	662,819	1,226,992	1,377,397
Total interest expense	3,015,533	4,504,025	6,326,815	9,288,064
Net interest income	12,985,434	12,867,305	25,604,826	25,066,892
Provision for loan losses	1,949,700	3,423,114	4,165,712	6,663,518
Net interest income after provision for loan losses	11,035,734	9,444,191	21,439,114	18,403,374
Noninterest income:
Service charges and fees on deposits	1,685,451	1,750,095	3,296,323	3,327,837
Gain on sales of loans	2,003,180	1,720,503	4,022,474	2,927,137
Gain on sale of fixed assets	8,000	-	6,459	16,659
Investment securities gains (losses), net	100,519	(29,533)	477,519	118,223
Other-than-temporary loss
Total impairment loss	(13,314)	-	(13,314)	(126,907)
Less loss recognized in other comprehensive income	(4,268)	-	(4,268)	(65,422)
Net impairment loss recognized in earnings	(9,046)	-	(9,046)	(61,485)
Retail investment income	504,416	506,761	1,026,646	964,267
Trust service fees	288,439	292,174	577,276	565,238
Earnings from cash surrender value of bank-owned life insurance	265,462	248,103	525,983	465,980
Miscellaneous income	175,652	190,684	365,731	404,066
Total noninterest income	5,022,073	4,678,787	10,289,365	8,727,922
Noninterest expense:
Salaries and other personnel expense	6,542,556	5,653,375	12,739,969	11,217,731
Occupancy expenses	1,042,733	1,111,444	2,096,803	2,226,617
Other real estate losses, net	688,456	365,566	1,348,936	460,969
Other operating expenses	2,970,800	2,931,629	5,982,079	5,932,345
Total noninterest expense	11,244,545	10,062,014	22,167,787	19,837,662
Income before income taxes	4,813,262	4,060,964	9,560,692	7,293,634
Income tax expense	1,451,852	1,255,781	2,897,256	2,186,575
Net income	$3,361,410	$2,805,183	$6,663,436	$5,107,059
Comprehensive income	$5,774,124	$8,336,236	$9,046,686	$9,686,164
Basic net income per share	$0.50	$0.42	$1.00	$0.76
Diluted net income per share	$0.50	$0.42	$1.00	$0.76
Weighted average common shares outstanding	6,679,371	6,676,467	6,678,927	6,676,161
Weighted average number of common and common equivalent shares outstanding	6,679,371	6,676,467	6,678,927	6,676,161